INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No.109 to Registration Statement (No. 2-67052) on Form N-1A of Forum Funds for Fountainhead Kaleidoscope Fund and Fountainhead Special Value Fund to the reference to us under the heading "Financial Highlights" appearing in the Prospectus and in the Statement of Additional Information under the heading "Financial Statements", which is also a part of such Registration Statement.

/s/ MCCURDY & ASSOCIATES CPA'S, INC.

McCurdy & Associates CPA's, Inc.
Westlake, Onio
February 28, 2002